BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

[Nevada Secretary of State Stamp]

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Orbital Tracking Corp.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series L Preferred Stock.

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

A new section 4(d) is hereby added to the AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES E CONVERTIBLE PREFERRED STOCK, providing as follows:
(d) Notwithstanding anything herein to the contrary, the Board of Directors may, at any time, by resolution of the Board of Directors, require the conversion of the Series L Preferred Stock into Common Stock at the then-applicable conversion ratio, and may effect such conversion , without any action or approval of any holder of the Series L Preferred Stock being required.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X /s/ Theresa Carlise

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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